[LOGO]

FOR IMMEDIATE RELEASE

September 21, 2012

Company:	Dominion

Contacts:
Media:	Ryan Frazier, (804) 819-2521, C.Ryan.Frazier@dom.com
Analysts:	Nathan Frost, (804) 819-2187, Nathan.J.Frost@dom.com

DOMINION BOARD ADDS NEW DIRECTOR

The board of directors of Dominion (NYSE: D) today elected a new director, Michael E. Szymanczyk, effective Oct. 1. The election brings the size of the Dominion board to 11.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

“We are excited that Mike Szymanczyk will be joining Dominion’s board. His tremendous successes at leading a large, publicly traded company and his service, leadership and counsel on various boards will be valuable assets for Dominion.”

Szymanczyk, 63, served as chairman and chief executive officer of the Richmond, Va.-based Altria Group, Inc., from March 2008 until his recent retirement in May 2012. From August 2002 to July 2008, he held the positions of chairman, president and chief executive officer of Philip Morris USA Inc. Szymanczyk joined Philip Morris USA in 1990. Szymanczyk has served on a number of boards, including those of the University of Richmond, the Virginia Commonwealth University School of Engineering Foundation, the Indiana University Kelley School of Business, the United Negro College Fund and the Richmond Performing Arts Center. He received a B.S. degree in finance from Indiana University.

Dominion is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 28,000 megawatts of generation, 11,000 miles of natural gas transmission, gathering and storage pipeline and 6,300 miles of electric transmission lines.  Dominion operates the nation's largest natural gas storage system with 947 billion cubic feet of storage capacity and serves retail energy customers in 15 states. For more information about Dominion, visit the company’s website at www.dom.com.

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